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                                                                     EXHIBIT 5.1

                 (Letterhead of Ogden Murphy Wallace, P.L.L.C.)

May 5, 2000


E-BIDD.COM, INC.
55 West Hastings Street, Suite 800
Vancouver, British Columbia V6B 1N5, Canada

Re:       Registration Statement on form S-8 of e-bidd.com, Inc.;
          e-bidd.com Stock Option Plan

Ladies and Gentlemen:

          We have acted as counsel to e-bidd.com, Inc. (the "Company") in connection with the filing of the above-referenced Registration statement (the "Registration Statement") relating to the registration of 1,000,000 shares (the "Shares") of Common Stock, .001 par value per share, of the Company issuable under the xraymedia.com, Inc. 2000 Stock Option Plan (the "Plan"). In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, a copy of the Plan and such other matters we deemed appropriate.

     Based on that review, it is our opinion that the Shares will be, when sold pursuant to the terms contemplated by the Registration Statement, validly issued, fully paid and non-assessable shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

     Very truly yours,

     OGDEN MURPHY WALLACE, P.L.L.C.

     /s/ James L. Vandeberg

     James L. Vandeberg

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